Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

TEMPLE-INLAND INC.

at

$30.60 Net Per Share

by

METAL ACQUISITION INC.

a wholly owned subsidiary of

INTERNATIONAL PAPER COMPANY

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 12, 2011 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Metal Acquisition Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of International Paper Company (the “Parent”), a New York corporation, to purchase all outstanding shares of common stock, par value $1.00 per share (together with the associated preferred stock purchase rights, the “Shares”), of Temple-Inland Inc., a Delaware corporation (the “Company”), at $30.60 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $30.60 per Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer and withdrawal rights expire at 5:00 p.m., Eastern time, on August 9, 2011, unless extended (as extended, the “Expiration Date”).

3. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (b) the Company’s Board of Directors redeeming the associated preferred stock purchase rights or the Purchaser being satisfied, in its reasonable discretion, that the rights have been invalidated or are otherwise inapplicable to the offer and the merger of the Company and the Purchaser (or one of its subsidiaries) as described herein, (c) the Company’s Board of Directors having approved the Offer and the Merger under Section 203 of the Delaware General Corporation Law or the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer and the proposed merger of the Company and the Purchaser (or one of its subsidiaries), (d) the Purchaser’s nominees constituting a majority of the Company’s Board of Directors, (e) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any similar waiting periods required under the antitrust laws of other countries, applicable to the purchase of Shares under this Offer having expired or been terminated as described herein and (f) the Company not having entered into or effectuated any agreement or transaction with any person or entity that, in the Purchaser’s reasonable judgment, has the effect of impairing the Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by BNY Mellon Shareowner Services (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Temple-Inland Inc.

by

Metal Acquisition Inc.

a wholly owned subsidiary of

International Paper Company

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 12, 2011, and the related Letter of Transmittal, in connection with the Offer by Metal Acquisition Inc., a wholly owned subsidiary of International Paper Company, to purchase all outstanding shares of common stock, par value $1.00 per share (together with the associated preferred stock purchase rights, the “Shares”), of Temple-Inland Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated
Name(s)

Address(es)

Zip Code

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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